Limited Term Tax-Exempt Bond Fund of America
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$14,015
Class B	$413
Class C	$817
Class F	$989
Total	$16,234
Class R-5	$991
Total	$17,225

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2687
Class B	$0.2150
Class C	$0.2110
Class F	$0.2678
Class R-5	$0.2855

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	56,743
Class B	1,836
Class C	3,848
Class F	4,053
Total	66,480
Class R-5	3,706
Total	70,186

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.45
Class B	$15.45
Class C	$15.45
Class F	$15.45
Class R-5	$15.45